Contact:

Kimberly Kraemer

Vice President, Corporate Communications &

Investor Relations

Tercica, Inc.

650-624-4949

kkraemer@tercica.com

Tercica Files Request To Withdraw Motion For A Preliminary Injunction Against Insmed and Celtrix

South San Francisco, CA -- June 17, 2005 -- Tercica, Inc. (Nasdaq: TRCA) announced today that Tercica and its co-plaintiff, Genentech, Inc., have filed a request to withdraw their motion for a preliminary injunction against Insmed Incorporated and Celtrix, Inc., in the United States District Court for the Northern District of California.

"Since the FDA has pushed Insmed's PDUFA date back to October 3, and ours is August 31, we believe that this obviates the need at this time for the Court to issue a preliminary injunction," said Stephen N. Rosenfield, Tercica's Senior Vice President of Legal Affairs, General Counsel and Secretary. "If future circumstances warrant it, Tercica may re-file its request for a preliminary injunction."

The preliminary injunction motion sought to prevent Insmed and its predecessor company, Celtrix, from making, using, offering to sell, or selling SomatoKine®; and to compel Insmed to grant Tercica joint exclusivity in any Orphan Drug marketing right that Insmed might have received if the New Drug Application (NDA) for SomatoKine® were approved by the U.S. Food and Drug Administration before the NDA of Increlex™.

Tercica and Genentech have filed suit against Insmed and Celtrix for willful infringement of U.S. Patent Nos. 5,187,151; 6,331,414 and 5,258,287. The claims of the U.S. patents relate to IGF-1 and IGFBP-3 and their uses, including for the treatment of short stature.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The Company's first product candidate, Increlex™ (mecasermin (rDNA origin) injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.

###